UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	December 4, 2009

Wells Mid-Horizon Value-Added Fund I, LLC

(Exact Name of Registrant as Specified in Charter)

Georgia	000-53626	20-3192853
(State or Other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Wells Mid-Horizon Value-Added Fund I, LLC (the "Registrant") is party to a $23.5 million term loan (the "Loan") with Bank of America National Association ("Bank of America") that was scheduled to mature on November 30, 2009. On December 4, 2009, the Registrant entered into the Fourth Consolidated Amendatory Agreement (the "Fourth Amendment") with Bank of America to extend the maturity date of the Loan to May 30, 2010. The Fourth Amendment provides that Bank of America may, upon request by the Registrant and the occurrence of certain conditions, further extend the maturity date to November 30, 2010.

The Loan is secured by the Nathan Lane building in Plymouth, Minnesota, the Park Lane building in Pittsburgh, Pennsylvania and certain deposit accounts owned by the Registrant (collectively, the "Deposit Account"). The Loan incurs interest at a rate of one-month London Interbank Offered Rate ("LIBOR") plus a margin of 4.50%. Monthly installments on the Loan consist of interest payments and principal payments in the amount of $16,033.16. The entire principal balance under the Loan then unpaid is due at maturity. The Registrant may prepay the amounts outstanding under the Loan at any time without penalty.

The Loan contains, among others, the following restrictive covenants:

    limits the Registrant's loan-to-value ratio, as defined, to 70% or less at all times;
    limits the Registrant's ratio of debt-to-total asset value, as defined, to 70% or less at all times;
    requires the Registrant's ratio of net operating income-to-interest expense, as defined, to be greater than 1.5:1 at all times;
    requires the Registrant's fixed charge coverage ratio, as defined, to be greater than 1.3:1 at all times;
    limits the Registrant's ratio of variable rate debt-to-total asset value, as defined, to 30% or less at all times; and
    limits investments that fall outside the Registrant's core investments of improved office and industrial properties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Wells MID-HORIZON VALUE-ADDED fUND I, llc

(Registrant)

By: WELLS INVESTMENT MANAGEMENT COMPANY, INC.

(Manager)

December 8, 2009	/s/ Douglas P. Williams
Douglas P. Williams
Principal Financial Officer, Senior Vice President, Secretary and Treasurer of Wells Investment Management Company, Inc.